Bob Moritz, Former PricewaterhouseCoopers Chairperson, Named to Walmart Board of Directors

August 15, 2024

BENTONVILLE, Ark., August 15, 2024 — Walmart Inc. (NYSE: WMT) announced that its Board of Directors has appointed Bob Moritz, retired Chairperson of PricewaterhouseCoopers (PwC), as a new member of the company’s Board, effective today. Moritz becomes the 12th member of the Board. He will become a member of the Audit Committee and the Technology and eCommerce Committee.

“We are a people-led, tech-powered, omnichannel retailer dedicated to helping people save money and live better. As we continue to build on this foundation while defining the future of retail, it’s important to have strategic leaders like Bob on our Board. With his history at the helm of PwC, his strategic, global perspective and highly relevant governance experience make him the ideal candidate to help us on our continued journey to be the best we can be.”
Greg Penner, Chairman, Walmart Board of Directors

“Bob brings a wealth of global business experience to our Board. From his long career at PwC he brings international leadership experience and deep financial expertise across industries and regions of the world. We’re very excited to have him join us and put his expertise to work for Walmart associates, customers and shareholders.”
Tom Horton, Lead Independent Director, Walmart Board of Directors

“I’m honored to be joining the Walmart Board of Directors. The company has an impressive track record of serving customers, members and communities for more than 60 years, and it has never been more relevant than it is today. I’m looking forward to joining my colleagues on the Board as we continue to lead Walmart on its mission of helping people save money and live better.”
Bob Moritz, Walmart Board of Directors

In June 2024, Bob retired from PwC after working for 39 years in various roles, including U.S. Chairman and Senior Partner, with his most recent role as the Global Chair of the firm. Bob joined PwC in 1985 and became a partner in 1995. He has an audit and assurance background, primarily dealing with financial services, banking, and capital markets clients. During the course of his career, Bob spent three years with PwC Japan, working with European and U.S.-based financial services companies operating in Asia. Prior to taking on the global role, Bob led the U.S. firm of PwC as its Chairman and Senior Partner for seven years.

In addition to leadership at PwC, he has served and led in various philanthropic capacities including serving on the board of Generation Unlimited and as a Member of the World Economic Forum International Business Council. He is also a current board member of the State University of New York at Oswego Foundation.

About Walmart Walmart Inc. (NYSE: WMT) is a people-led, tech-powered omnichannel retailer helping people save money and live better - anytime and anywhere - in stores, online, and through their mobile devices. Each week, approximately 255 million customers and members visit more than 10,500 stores and numerous eCommerce websites in 19 countries. With fiscal year 2024 revenue of $648 billion, Walmart employs approximately 2.1 million associates worldwide. Walmart continues to be a leader in sustainability, corporate philanthropy, and employment opportunity. Additional information about Walmart can be found by visiting corporate.walmart.com, on Facebook at facebook.com/walmart, on X (formerly known as Twitter) at twitter.com/walmart, and on LinkedIn at linkedin.com/company/walmart.

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